Exhibit 99.1

Fred’s Pharmacy Reports Second Quarter 2017 Results

Continuing to build momentum; improvements in comparable store sales trends and gross margin demonstrate the plan is beginning to work

Strategic turnaround underway; focused on reducing SG&A and driving free cash flow

MEMPHIS, Tenn.--(BUSINESS WIRE)--September 6, 2017--Fred’s Inc. (NASDAQ:FRED) today reported financial results for the second quarter and six months ended July 29, 2017.

For the second quarter ended July 29, 2017, Fred’s recorded a net loss of approximately $29.5 million or $0.78 per share, which included the following charges totaling $30.1 million, or $0.63 per share after tax:

  $11.3 million or $0.30 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss recorded during the second quarter;
  $15.2 million or $0.26 per share after tax for bank fees, financing termination fees, prior period deferred expenses recognized in the current quarter for certain contract terminations and amendments, and other professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores; the development and implementation of the Company's growth strategy; and other professional and legal advisory fees;
  $2.8 million or $0.05 per share after tax for asset impairments and other expenses pertaining to the planned closure of 13 stores and certain pharmacy departments, as part of Fred’s ongoing asset management of its overall chain; and
  $0.8 million or $0.02 per share after tax for other non-recurring charges.

Fred’s second quarter loss compares to a net loss of $6.9 million or $0.18 per share for the second quarter of 2016.

Commenting on today’s results, Michael K. Bloom, Chief Executive Officer, said, “Our overall comparable store sales represent the best quarterly performance in the past year. In addition, EPS and EBITDA, excluding non-operating charges, improved over the prior year period. We are starting to gain momentum and are seeing progress across the business.”

Mr. Bloom continued, “Our Retail Pharmacy business continues to improve, delivering flat comp scripts year-to-date adjusted for 90 days, and increases in our Generic Dispensing Rate and our overall gross profit dollars per script. In Specialty Pharmacy, we continue to drive sales growth through geographic expansion into new markets and diversification within our existing therapies. Despite ongoing headwinds in Consumables in the Front Store, we experienced a 60 basis point improvement in comparable sales in our General Merchandise division over the same quarter last year.”

Mr. Bloom concluded, “While we are encouraged by our progress and performance trends, we recognize there is more work to be done. Our work over the past few quarters, including investing in technology, people and processes, was integral to stabilizing our infrastructure and creating a foundation to build upon. Our turnaround strategy is now expanded to focus on reducing SG&A and driving free cash flow. By lowering our SG&A to be more in line with our peers and embracing our roots of succeeding in small to mid-sized rural markets where we have a track-record of generating free cash flow, we are well-positioned to grow our bottom line and enhance shareholder value.”

Second Quarter 2017

Net sales for the second quarter were $507.8 million, down 4.1% from $529.5 million in the same period last year. Comparable store sales for the second quarter declined 0.3% versus a decrease of 2.0% in the second quarter last year. Comparable store sales in the second quarter of 2017 included a negative 0.8% impact as a result of the sale of low productive discontinued inventory versus the second quarter of 2016.

Gross profit for the second quarter of 2017 decreased to $126.0 million from $128.1 million in the prior-year period, primarily explained by a decrease in sales resulting from the closure of 39 underperforming stores. Gross profit margin for the quarter increased 60 basis points to 24.8% from 24.2% in the same quarter last year, reflecting the benefit of key turnaround initiatives intended to drive profitability and cash flow.

Fred’s recorded a LIFO reserve reduction of $0.3 million in the second quarter of 2017 compared with an increase of $0.2 million in the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the quarter, including depreciation and amortization, increased to 30.3% of sales from 26.3% of sales in the prior-year quarter. The increase in expenses was primarily related to the bank fees, financing termination fees, professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores as well as advertising expense increases.

For the second quarter of 2017, operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, increased to a loss of $28.1 million or 5.5% of sales compared with operating loss of $10.9 million in the same quarter last year.

In the second quarter of 2017, EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, declined to a loss of $16.8 million. Second quarter EBITDA included charges totaling $18.6 million, including:

  $15.2 million or $0.26 per share after tax for bank fees, financing termination fees, prior period deferred expenses recognized in the current quarter for certain contract terminations and amendments, and other professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores; the development and implementation of the Company's growth strategy; and other professional and legal advisory fees;
  $2.6 million or $0.04 per share after tax for asset impairments and other expenses pertaining to the planned closure of 13 stores and certain pharmacy departments, as part of Fred’s ongoing asset management of its overall chain; and
  $0.8 million or $0.02 per share after tax for other non-recurring charges.

First Six Months Ended July 29, 2017

For the first six months ended July 29, 2017, Fred’s recorded a net loss of approximately $66.0 million or $1.76 per share, which included the following charges totaling $75.0 million, or $1.55 per share after tax:

  $25.8 million or $0.69 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss created primarily by the following charges in the first six months of 2017;
  $32.1 million or $0.55 per share after tax for bank fees, financing termination fees, other professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores and the development and implementation of the Company's growth strategy;
  $16.3 million or $0.29 per share after tax for lease liability impairment, asset impairments and other expenses pertaining to the closure of 39 underperforming stores and the planned closure of 13 stores and certain pharmacy departments, as part of Fred’s ongoing asset management of its overall chain; and
  $0.8 million or $0.02 per share after tax for other non-recurring charges.

Fred’s loss for the first six months ended July 29, 2017 compares to a net loss of $5.7 million or $0.15 per share for the first six months of 2016.

Net sales for the first six months of 2017 were $1.04 billion, down 3.6% from $1.08 billion in the same period last year. Comparable store sales for the first six months of 2017 declined 0.8% versus a decrease of 0.6% in the same period a year ago. Comparable store sales for the first six months of 2017 included a negative 1.1% impact as a result of the sale of low productive discontinued inventory versus the same period a year ago.

Gross profit for the first six months decreased to $258.9 million from $269.5 million in the same period a year ago, primarily explained by a decrease in sales resulting from the closure of 39 underperforming stores. Gross profit margin for the first six months decreased 10 basis points to 24.9% from 25.0% in the same period last year, reflecting the growth in low margin specialty pharmacy sales.

Fred’s recorded a LIFO reserve reduction of $1.3 million in the first six months of 2017 compared with an increase of $1.1 million in the same period last year.

Selling, general and administrative expenses for the first six months of 2017, including depreciation and amortization, increased to 30.9% of sales from 25.8% of sales in the same period last year. The increase in expenses was primarily related to the bank fees, financing termination fees, professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores and expenses associated with lease liability impairment, asset impairments and other expenses pertaining to the closure of underperforming stores.

For the first six months of 2017, operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, increased to a loss of $62.3 million or 6.0% of sales compared with operating loss of $8.5 million in the same period last year.

In the first six months of 2017, EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, declined to a loss of $39.4 million. EBITDA for the first six months of 2017 included charges totaling $49.0 million, including:

  $32.1 million or $0.55 per share after tax for bank fees, financing termination fees, prior period deferred expenses recognized in the current quarter for certain contract terminations and amendments, and other professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores; the development and implementation of the Company's growth strategy; and other professional and legal advisory fees;
  $16.1 million or $0.28 per share after tax for asset impairments and other expenses pertaining to the closure of 39 underperforming stores and the planned closure of 13 stores and certain pharmacy departments, as part of Fred’s ongoing asset management of its overall chain; and
  $0.8 million or $0.02 per share after tax for other non-recurring charges.

Additionally, in a separate press release, Fred’s announced that it has appointed Heath Freeman as Chairman of the Board of Directors, succeeding Tom Tashjian, who will be retiring from the Board. These changes are effective immediately.

Webcast Information

A public, listen-only simulcast and replay of Fred’s second quarter 2017 conference call may be accessed at the Company’s web site. The simulcast will begin at 8:00 a.m. Eastern Time today; a replay of the call will be available beginning two hours after the conclusion of the live call and will remain available through October 5, 2017.

Non-GAAP Financial Measures

The Company's management believes that the disclosure of operating income (EBIT) and EBITDA provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company's results of operations and financial condition, and, when viewed together with the Company's GAAP results and the accompanying reconciliations, provides a more complete understanding of the factors and trends affecting the Company than the GAAP results alone. Additionally, EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry. A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measure appears in the financial tables attached to this news release.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 600 pharmacy and general merchandise stores, which includes 14 franchised Fred’s Pharmacy locations and an additional three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The Company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Reconciliation of Unaudited Net Loss to EBITDA
A Non-GAAP Financial Measure
(In thousands)

	13 Weeks Ended July 29, 2017	13 Weeks Ended July 30, 2016	26 Weeks Ended July 29, 2017	26 Weeks Ended July 30, 2016
Net loss	$(29.5)	$(6.9)	$(66.0)	$(5.7)
Interest expense	1.4	0.6	2.7	1.1
Income tax provision / (benefit)	-	(4.6)	1.0	(3.9)
Operating loss / EBIT	(28.1)	(10.9)	(62.3)	(8.5)
Depreciation and amortization	11.3	11.8	22.9	23.3
EBITDA	$(16.8)	$0.9	$(39.4)	$14.8

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended July 29, 2017	13 Weeks Ended July 30, 2016

Net sales	$507,837	$529,503
Operating loss	(28,103)	(10,908)
Net loss	(29,517)	(6,928)
Net loss per share, basic and diluted	$(0.78)	$(0.18)
Average shares outstanding:
Basic	37,461	36,760
Diluted	37,461	36,760

	26 Weeks Ended July 29, 2017	26 Weeks Ended July 30, 2016

Net sales	$1,040,157	$1,079,051
Operating loss	(62,275)	(8,480)
Net loss	(65,978)	(5,672)
Net loss per share, basic and diluted	$(1.76)	$(0.15)
Average shares outstanding:
Basic	37,408	36,747
Diluted	37,408	36,747

FRED'S, INC.
Unaudited Fiscal 2017 Second Quarter Results
(In thousands, except per share amounts)

	13 Weeks Ended July 29, 2017	% of Total	13 Weeks Ended July 30, 2016	% of Total
Net sales	$507,837	100.0%	$529,503	100.0%
Cost of goods sold	381,838	75.2%	401,365	75.8%
Gross profit	125,999	24.8%	128,138	24.2%
Depreciation & amortization	11,296	2.2%	11,761	2.2%
Selling, general and administrative expenses	142,806	28.1%	127,285	24.1%
Operating loss	(28,103)	(5.5)%	(10,908)	(2.1)%
Interest expense, net	1,437	0.3%	610	0.1%
Loss before income taxes	(29,540)	(5.8)%	(11,518)	(2.2)%
Income tax benefit	(23)	-	(4,590)	(0.9)%
Net loss	$(29,517)	(5.8)%	$(6,928)	(1.3)%
Net loss per share, basic and diluted	$(0.78)		$(0.18)
Weighted average shares outstanding:
Basic	37,461		36,760
Diluted	37,461		36,760

	26 Weeks Ended July 29, 2017	% of Total	26 Weeks Ended July 30, 2016	% of Total
Net sales	$1,040,157	100.0%	$1,079,051	100.0%
Cost of goods sold	781,246	75.1%	809,591	75.0%
Gross profit	258,911	24.9%	269,460	25.0%
Depreciation & amortization	22,922	2.2%	23,324	2.2%
Selling, general and administrative expenses	298,264	28.7%	254,616	23.6%
Operating loss	(62,275)	(6.0)%	(8,480)	(0.8)%
Interest expense, net	2,724	0.2%	1,125	0.1%
Loss before income taxes	(64,999)	(6.2)%	(9,605)	(0.9)%
Income tax provision (benefit)	979	0.1%	(3,933)	(0.4)%
Net loss	$(65,978)	(6.3)%	$(5,672)	(0.5)%
Net loss per share, basic and diluted	$(1.76)		$(0.15)
Weighted average shares outstanding:
Basic	37,408		36,747
Diluted	37,408		36,747

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	July 29, 2017	July 30, 2016

ASSETS:
Cash and cash equivalents	$5,732	$6,181
Inventories	321,975	346,354
Receivables	50,560	50,096
Other non-trade receivables	31,686	40,035
Prepaid expenses and other current assets	10,624	10,428
Total current assets	420,577	453,094
Property and equipment, net	124,682	138,649
Goodwill	41,490	41,490
Other intangible assets, net	74,922	95,518
Other non-current assets	1,115	1,630
Total assets	$662,786	$730,381

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$125,738	$145,390
Current portion of indebtedness	62	58
Accrued expenses and other	95,753	58,839
Total current liabilities	221,553	204,287

Long-term portion of indebtedness	138,660	105,223

Deferred income taxes	2,960	5,381
Other non-current liabilities	28,944	19,694
Total liabilities	392,117	334,585
Shareholders' equity	270,669	395,796
Total liabilities and shareholders' equity	$662,786	$730,381

CONTACT:
Fred’s Pharmacy
Jason Jenne, 901-238-2787
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore
212-355-4449